UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 5, 2017
PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Pier 1 Place, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)
817-252-8000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On January 5, 2017, Pier 1 Imports, Inc. (the "Company") and Alexander W. Smith, the Company's former president and chief executive officer, amended a non-qualified stock option agreement between the Company and Mr. Smith, to allow for a net exercise of the option and to provide that the option will automatically be exercised (on a net basis) on the day prior to its expiration if the option is still outstanding.  The option was an inducement grant made to Mr. Smith in connection with his employment with the Company on February 19, 2007, covers 944,000 shares issuable at a price of $6.69 per share and will expire on February 19, 2017.  The net exercise feature will result in significantly fewer shares issued to Mr. Smith upon exercise, and significantly less dilution to Company shareholders generally, than would occur under a standard exercise, as shares to cover the value of the payment of the exercise price and applicable withholding taxes will be deducted from the shares issuable to Mr. Smith upon exercise and retained by the Company as unissued shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date: January 9, 2017	By:	/s/ Michael A. Carter
Michael A. Carter, Executive Vice President
Compliance and General Counsel, Secretary